Exhibit (c)(2)

December 14, 2020 Cardtron i cs plc Board Discussion Materials

2 These materials have been prepared and are provided by Goldman Sachs on a confidential basis solely for the information and assistance of the Board of Directors (the "Board") of Cardtronics Plc (the "Company") in connection with its consideration of the matters referred to herein . These materials and Goldman Sachs’ presentation relating to these materials (the “Confidential Information”) may not be disclosed to any third party or circulated or referred to publicly or used for or relied upon for any other purpose without the prior written consent of Goldman Sachs . The Confidential Information was not prepared with a view to public disclosure or to conform to any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and Goldman Sachs does not take any responsibility for the use of the Confidential Information by persons other than those set forth above . Notwithstanding anything in this Confidential Information to the contrary, the Company may disclose to any person the US federal income and state income tax treatment and tax structure of any transaction described herein and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Company relating to such tax treatment and tax structure, without Goldman Sachs imposing any limitation of any kind . The Confidential Information has been prepared by the Investment Banking Division of Goldman Sachs and is not a product of its research department . Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non - financial activities and services for various persons and entities . 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The Confidential Information has been prepared based on historical financial information, forecasts and other information obtained by Goldman Sachs from publicly available sources, the management of the Company or other sources (approved for our use by the Company in the case of information from management and non - public information) . In preparing the Confidential Information, Goldman Sachs has relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, and Goldman Sachs does not assume any liability for any such information . Goldman Sachs does not provide accounting, tax, legal or regulatory advice . Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off - balance sheet assets and liabilities) of the Company or any other party to any transaction or any of their respective affiliates and has no obligation to evaluate the solvency of the Company or any other party to any transaction under any state or federal laws relating to bankruptcy, insolvency or similar matters . The analyses contained in the Confidential Information do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold or purchased . Goldman Sachs’ role in any due diligence review is limited solely to performing such a review as it shall deem necessary to support its own advice and analysis and shall not be on behalf of the Company . Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses, and Goldman Sachs does not assume responsibility if future results are materially different from those forecast . The Confidential Information does not address the underlying business decision of the Company to engage in any transaction, or the relative merits of any transaction or strategic alternative referred to herein as compared to any other transaction or alternative that may be available to the Company . The Confidential Information is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of such Confidential Information and Goldman Sachs assumes no responsibility for updating or revising the Confidential Information based on circumstances, developments or events occurring after such date . The Confidential Information does not constitute any opinion, nor does the Confidential Information constitute a recommendation to the Board, any security holder of the Company or any other person as to how to vote or act with respect to any transaction or any other matter . The Confidential Information, including this disclaimer, is subject to, and governed by, any written agreement between the Company, the Board and/or any committee thereof, on the one hand, and Goldman Sachs, on the other hand . Disclaimer

3 As of Dec - 2020 | ($ in millions, except per share) Review of Management’s Synthesis Case Source: Management Synthesis Case approved for Goldman Sachs’ use by Catalyst (“Management Synthesis Case”). 1 2020E and 2021E Adj. EBITDA includes business rate recovery of $37mm and $12.7mm, respectively. Actuals Projections CAGR FYE Dec-31 2019A 2020E 2021E 2022E 2023E 2024E 2025E '20E-'25E '22E-'25E Income Statement North America $863 $778 $831 $886 $928 $966 $1,007 5.3% 4.4% % Growth 6.9% 6.6% 4.7% 4.1% 4.2% Europe & Africa $396 $268 $319 $321 $335 $342 $348 5.4% 2.7% % Growth 18.8% 0.9% 4.4% 2.1% 1.7% Australia & New Zealand $100 $70 $72 $69 $65 $61 $57 (3.8)% (6.0)% % Growth 3.4% (4.3)% (6.4)% (5.8)% (5.7)% Eliminations and Other $(10) $(6) $0 $(5) $(5) $(5) $(5) Revenue $1,349 $1,110 $1,222 $1,271 $1,323 $1,364 $1,407 4.9% 3.5% % Growth (17.7)% 10.1% 4.0% 4.1% 3.1% 3.2% Cost of Revenue $(885) $(704) $(778) $(804) $(838) $(866) $(887) % of Revenue (65.6)% (63.4)% (63.7)% (63.3)% (63.3)% (63.5)% (63.0)% SG&A $(158) $(141) $(163) $(171) $(175) $(178) $(182) % of Revenue (11.7)% (12.7)% (13.3)% (13.4)% (13.2)% (13.1)% (12.9)% Stock-Based Compensation $21 $22 $22 $22 $22 $22 $22 % of Revenue 1.6% 2.0% 1.8% 1.7% 1.7% 1.6% 1.6% Adjusted EBITDA¹ $308 $267 $281 $296 $311 $320 $339 4.9% 4.6% % Growth (13.5)% 5.6% 5.2% 4.9% 3.2% 5.8% % Margin 22.8% 24.0% 23.0% 23.3% 23.5% 23.5% 24.1% Adjusted EPS $2.52 $1.73 $1.90 $2.29 $2.79 $3.14 $3.48 15.0% 15.0% % Growth (31.2)% 9.7% 20.4% 22.2% 12.3% 10.8% h h Cash Flow Capex $125 $90 $98 $102 $106 $109 $113 4.6% 3.5% % of Revenue 9.3% 8.1% 8.0% 8.0% 8.0% 8.0% 8.0% EBITDA - Capex $183 $176 $184 $194 $205 $211 $226 5.1% 5.2% % Growth (3.6)% 4.1% 5.9% 5.3% 3.2% 7.2% % Margin 13.6% 15.9% 15.0% 15.3% 15.5% 15.5% 16.1%

Illustrative Transaction Overview

($ in millions, except per share values)

		Unaffected[1]	Apollo Final Bid
Purchase Price per Share		**$25.87**	**$35.00**
Premium to Unaffected Share Price[1]	**$ 25.87**	**0.0 %**	**35.3 %**
Basic Shares Outstanding		44.490	44.490
Options Dilution		1.987	2.097
Fully Diluted Shares Outstanding		46.477	46.587
Diluted Equity Value[2]		**$ 1,202.4**	**$ 1,630.5**
(+) Total Debt[3]		914.4	914.4
(-) Cash and Cash Equivalents[3]		(263.5)	(263.5)
(+) Minority Interest[3]		(0.1)	(0.1)
Enterprise Value		**$ 1,853.2**	**$ 2,281.3**
Premium to Unaffected Prices[4]	**Price**		
VWAP 30 Days	$ 21.93	18.0 %	59.6 %
VWAP 90 Days	21.51	20.3	62.7
VWAP 180 Days	21.85	18.4	60.2
VWAP Since COVID[5]	23.62	9.5	48.2
52 Week High (on 01/22/2020)	46.94	(44.9)	(25.4)
52 Week Low (on 04/01/2020)	15.93	62.4	119.7
Multiples Analysis	**Metric**		
Management Synthesis Case			
2020E EV/EBITDA	$ 267	7.0 x	8.6 x
2021E EV/EBITDA	281	6.6	8.1
2022E EV/EBITDA	296	6.3	7.7
2020E P/E	$ 1.73	14.9 x	20.2 x
2021E P/E	1.90	13.6	18.4
2022E P/E	2.29	11.3	15.3

Goldman Sachs

Source: CapitalIQ, Management Synthesis Case. [1] Share price of $25.87 on unaffected date of 08-Dec-2020, denoting date prior to most recent 13D filing on 09-Dec-2020. [2] Denotes implied fully diluted market capitalization based on 44.490mm basic shares outstanding, and options diluted calculated using the Treasury Stock Method, based on 1.298mm PSUs, 614k RSUs, 217k options at $22.31 strike price, 133k options at $31.99 strike price, and 234k options at $20.92 strike price as of 13-Dec-2020, per Catalyst management. [3] Based on Q3 2020A data, per latest Company filings. [4] Denotes trading day VWAPs calculated as of unaffected date of 08-Dec-2020. [5] Since pre-COVID S&P high of 20-Feb-2020.

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Illustrative Summary of Financial Analyses

Implied Share Prices | ($ in millions)

		Key Metric		Preliminary Range		Assumptions / Observations
Discounted Cash Flow Analysis – Synthesis Case		uFCF		$ 27.06	$ 36.20	5-year DCF, cash flow discounted back to 30-Sep-2020 Low: 8.5% WACC, 6.0x LTM EBITDA High: 7.5% WACC, 7.5x LTM EBITDA
Present Value of Future Share Price		NTM Adj. P/E		$ 22.67	$ 37.11	Multiple range of 12.0x-16.0x NTM Adj. P/E 9.5% cost of equity
Premia Analysis				$ 28.46	$ 35.70	Premium range of 10% – 38% based on range of 25th – 75th percentile of 1-day premia for precedent transactions; all-cash, control transactions of U.S.-based targets $1-$10bn in EV since 2015[1]
Precedent Transactions[3]		2020E EBITDA	$267mm	$ 6.01	$ 58.74	Low: 3.5x LTM EBITDA High: 12.7x LTM EBITDA Based on LTM EBITDA multiples for selected payments transactions
For Reference	Public Comps	2021E EBITDA	$281mm	$ 20.62	$ 38.11	Low: 5.7x 2021E EBITDA High: 8.6x 2021E EBITDA Based on range of 2021E EBITDA multiple for selected core ATM / Cash peers, as of 11-Dec-2020
For Reference	52-Week Range			$ 15.93	$ 46.94	High: 22-Jan-2020 Low: 01-Apr-2020
For Reference	Analyst Price Targets			$ 21.00	$ 35.00 - $ 40.00 [4]	Range of price targets for 5 analysts High: Wells Fargo (10-Dec-2020)[5] Low: Barclays (30-Oct-2020)

Unaffected Share Price[2]: $25.87

Apollo Final Bid: $35.00

Source: Management Synthesis Case. Market data per CapitalIQ. [1] Premia analysis calculated on unaffected share price of $25.87. [2] Share price on unaffected date of 08-Dec-2020, denoting date prior to most recent 13D filing, per CapitalIQ. [3] Implied share price calculated based on Q3 2020A net debt balance of $651mm and minority interest of $(0.1)mm; 44.490mm basic shares outstanding; and options diluted calculated using the Treasury Stock Method, based on 1.298mm PSUs, 614k RSUs, 217k options at $22.31 strike price, 133k options at $31.99 strike price, and 234k options at $20.92 strike price as of 13-Dec-2020, per Catalyst management. [4] $35 denotes upper range prior to 13D filing on 09-Dec-2020; $40 denotes upper range per reports available as of 11-Dec-2020. [5] Note Wells Fargo (10-Dec-2020) research report states that bids could fall between the $40-$45 range.

Goldman Sachs

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6 Management Synthesis Case | ($ in millions) Illustrative Discounted Cash Flow Source: Company filings, Management Synthesis Case. Note: Valuation as of 30 - Sep - 2020. 1 Implied share price calculated based on Q3 2020A net debt balance of $651mm and minority interest of $(0.1)mm; 44.490mm basic shares outstanding; and options diluted calculated using the Treasury Stock Me thod, based on 1.298mm PSUs, 614k RSUs, 217k options at $22.31 strike price, 133k options at $31.99 strike price, and 234k options at $20.92 strike price as of 13 - Dec - 2020, per Catalyst management. Implied Share Price 1 Implied Perpetuity Growth Rate 12 Month Period Ending December 31st Terminal CAGR 2021E 2022E 2023E 2024E 2025E Value '21E - '25E Unlevered Free Cash Flows Revenue $1,222 $1,271 $1,323 $1,364 $1,407 $1,407 3.6% Adj. EBITDA $281 $296 $311 $320 $339 $339 4.8% (-) D&A (158) (148) (141) (132) (126) (126) (-) Stock Based Compensation Expense (22) (22) (22) (22) (22) (22) EBIT $102 $127 $148 $167 $191 $191 17.1% (-) Cash Taxes (26) (33) (38) (43) (50) (50) NOPAT $75 $94 $109 $124 $141 $141 17.1% (+) D&A 158 148 141 132 126 126 (-) Capital Expenditures (98) (102) (106) (109) (113) (113) (-) ∆ Working Capital (8) 7 5 3 3 3 Unlevered Free Cash Flows $127 $147 $150 $149 $158 $158 5.5% Growth (%) 15.1% 2.2% (0.6)% 6.1% Terminal LTM Exit Multiple 6.0x 6.5x 7.0x 7.5x 7.5% $ 28.78 $ 31.26 $ 33.73 $ 36.20 7.8% 28.35 30.79 33.23 35.67 8.0% 27.91 30.33 32.74 35.15 8.3% 27.48 29.87 32.26 34.63 8.5% 27.06 29.42 31.78 34.13 WACC Terminal LTM Exit Multiple Terminal Exit Multiple 6.0x 6.5x 7.0x 7.5x 7.5% (0.2)% 0.3% 0.8% 1.2% 7.8% (0.0) 0.5 1.0 1.4 8.0% 0.2 0.8 1.3 1.7 8.3% 0.5 1.0 1.5 1.9 8.5% 0.7 1.2 1.7 2.2 WACC

7 Present Value of Future Share Price Source: Management Synthesis Case. Future share price discounted to 11 - Dec - 2020. Note: Present Value includes the projected future share price based on the assumed range of NTM Adj. P/E multiples discounted ba ck to 11 - Dec - 2020 at 9.5% cost of equity, based on an Axioma historical Beta of 1.44. Note: Assumes no dividend payout, in line with Catalyst historical patterns. 1 Share price on unaffected date of 08 - Dec - 2020, denoting date prior to most recent 13D filing. Dec - 2021 Dec - 2022 Dec - 2023 EPS $1.90 $2.29 $2.79 Cost of Equity 9.5% Apollo final bid: $35.00 Unaffected price 1 : $25.87 Future Value of Share Price Present Value of Future Share Price $ 22.67 $ 24.93 $ 27.83 $ 26.45 $ 29.09 $ 32.47 $ 30.23 $ 33.24 $ 37.11 $15 $20 $25 $30 $35 $40 $45 $50 2020 2021 2022 $ 22.79 $ 27.44 $ 33.54 $ 26.59 $ 32.01 $ 39.12 $ 30.38 $ 36.58 $ 44.71 $15 $20 $25 $30 $35 $40 $45 $50 2020 2021 2022 12.0x NTM Adj. P/E 14.0x NTM Adj. P/E 16.0x NTM Adj. P/E

8 5.5 x 12.5 x 12.7 x 7.7 x 3.5 x 11.0 x Precedent Transaction Analysis Multiples of LTM EBITDA | ($ in millions) Target: G4S Verifone Paysafe DirectCash Payments Outerwall Wincor Nixdorf Acquirer: Brink's Francisco Partners Blackstone, CVC Catalyst Apollo Diebold Announced: Feb - 20 Apr - 18 Jul - 17 Oct - 16 Jul - 16 Nov - 15 Deal Value (USD): $ 860 $ 3,381 $ 4,152 $ 464 $ 1,533 $ 1,832 Source: Company filings, investor presentations, press releases. Note: Consistent with Catalyst Adj. EBITDA, multiples of LTM EB ITDA represent EBITDA with SBC added back, where possible. Catalyst / DirectCash Payments is pro forma for DirectCash Payments’ simultaneous acquisition of First Data’s Australian ATM assets, estimated to contribute US $10mm in annual EBITDA

9 Historical M&A Premia Source: Dealogic , CapitalIQ . Data as of 11 - Dec - 2020. Note: Premium is relative to target share price 1 trading day, 30 trading day, 90 trading day, and 52 - week high prior to announc ement for all - cash control deals with U.S. targets $1 - $10 billion in value. 1 Premium is relative to Catalyst share price 1 trading day, 30 trading day, 90 trading day, and 52 - week high prior to the most r ecent 13D filing on 09 - Dec - 2020. Deal Count: 41 56 41 47 38 19 U.S. Based Targets | $1 - $10bn EV | Cash - Only Deals | All Industries 17.4% 21.2% 14.4% 17.2% 20.1% 26.8% 34.9% 39.2% 29.7% 25.1% 37.2% 47.9% 35.2% 49.0% 32.5% 35.5% 42.8% 64.1% 10.2% 3.5% 8.0% 5.6% 6.9% 12.2% 2015 2016 2017 2018 2019 YTD2020 1 Day 30 Day 90 Day 52 Week High 1 Day 30 Day 90 Day 52 Week High 25th Percentile 9.9% 20.5% 23.8% (2.5)% 75th Percentile 37.9% 50.1% 61.0% 16.6% Apollo Final Bid ($35.00)¹ 35.3% 84.3% 59.2% (25.4)%

Comparison of Selected Companies

Company	Closing Price 11-Dec-2020	% of 52 Week High	Equity Market Cap	Enterprise Value	EV/EBITDA 2020	EV/EBITDA 2021	Cash P/E Multiples 2020	Cash P/E Multiples 2021
Catalyst Unaffected (08-Dec-2020)[1][2]	**$ 25.87**	**55.1 %**	**$ 1,202**	**$ 1,853**	**7.2 x**	**6.6 x**	**16.0 x**	**14.1 x**
ATM / Cash								
NCR	$ 33.51	93.7 %	4,494	7,423	8.3 x	7.2 x	19.8 x	13.4 x
The Brink's Co	69.18	71.8	3,570	5,587	10.6	8.6	23.1	15.8
Loomis	27.43	56.0	2,064	2,800	6.4	5.7	15.3	11.0
Diebold Nixdorf	10.86	86.4	879	3,080	7.0	6.2	16.7	6.4
Median - ATM / Cash		**79.1 %**			**7.6 x**	**6.7 x**	**18.3 x**	**12.2 x**
Reference								
FIS	$ 147.82	93.9 %	$ 92,514	$ 110,891	21.0 x	17.9 x	27.0 x	22.2 x
Fiserv	114.82	92.7	78,709	99,929	18.3	15.8	26.0	21.2
Jack Henry & Associates	155.82	78.3	11,939	11,744	21.4	20.4	31.4	30.8
Western Union	22.13	78.2	9,265	11,064	9.0	8.4	12.0	11.1
Euronet Worldwide	132.89	79.5	7,173	6,889	24.1	12.8	54.5	23.6
Green Dot	56.18	87.0	3,109	2,957	14.9	13.0	28.3	24.8
Evertec	40.30	100.0	2,956	3,304	13.9	13.4	19.9	17.4
Median - Reference		**87.0 %**			**18.3 x**	**13.4 x**	**27.0 x**	**22.2 x**

Goldman Sachs

Source: Company filings, IBES, CapitalIQ, pricing date as of 11-Dec-2020. [1] Denotes implied fully diluted market capitalization based on 44.490mm basic shares outstanding, and options diluted calculated using the Treasury Stock Method, based on 1.298mm PSUs, 614k RSUs, 217k options at $22.31 strike price, 133k options at $31.99 strike price, and 234k options at $20.92 strike price as of 11-Dec-2020, per Catalyst management. [2] Based on share price of $25.87 on unaffected date of 08-Dec-2020, denoting date prior to most recent 13D filing on 09-Dec-2020. [3] Enterprise value calculated based on Q3 2020A net debt balance of $651mm and minority interest of $(0.1)mm.

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11 Research Views on Catalyst (For Reference) Analyst Price Targets 1 Source: Wall Street Research . Market data as of 08 - Dec - 2020. 1 Excludes analysts without price targets , including Barrington ( sell ), Northcoast ( hold ), Gabelli & Co ( hold ) and William Blair (NA). 2 Based on share price of $25.87 on unaffected date of 08 - Dec - 2020, denoting date prior to most recent 13D filing on 09 - Dec - 2020. 3 On 10 - Dec - 2020, Wells Fargo upgraded price target from $35 to $40. On 09 - Dec - 2020, DA Davidson upgraded price target from $34 to $39 and Truist price target of $35 remained unchanged . Other listed analyst price targets remain unchanged as of end of Oct - 2020. 4 Wells Fargo states that bids could fall between $40 - $45. 5 DA Davidson states that bids could fall between $37 - $42. 6 Truist states ~$40 is a “ more reasonable ” price . Prem. to 08 - Dec - 2020 Share Price (Unaffected) 2 55% 51% 35% 4% (19) % Price Target Date 3 12/10 12/9 12/9 10/30 10/30 Buy Hold 5 4 6 Post - 13D Increase $35.00 $34.00 $35.00 $27.00 $21.00 $40.00 $39.00

12 Weighted Average Cost of Capital Source: 3Q2020 company filings. Market data as of 11 - Dec - 2020. Assumes tax rate of 26% per Management Synthesis Case (2022E and thereafter). Note: ATM / Cash includes NCR, Brink’s, Diebold Nixdorf, and Loomis. Financial Technology includes Euronet , FIS, Fiserv, Western Union, Jack Henry, GreenDot , and Evertec . 1 Target estimate based on average historical capital structure at May 2019, YE 2019, and projected capital structure 2020E - 2023E ; 2 Current Yield on the U.S. 20 - Year Treasury; 3 Axioma historical beta; 4 Duff & Phelps' US Risk Premium since 1957; 5 Pre - tax cost of debt and blended company tax rate as provided by management, accounting for debt and statutory rates abroad. Evolution of Historical Beta WACC Sensitivities Catalyst ATM / Cash Financial Technology Debt / Total Capitalization 7.52% 30% 35% 40% 45% 5.0% 7.8% 7.5% 7.2% 6.9% 5.2% 7.8 7.5 7.2 7.0 5.4% 7.8 7.6 7.3 7.0 5.6% 7.9 7.6 7.4 7.1 Pre-Tax Cost of Debt Historical Beta 7.52% 1.30 1.40 1.50 1.60 5.0% 7.0% 7.3% 7.7% 8.0% 5.2% 7.0 7.4 7.7 8.1 5.4% 7.1 7.4 7.8 8.2 5.6% 7.1 7.5 7.8 8.2 Pre-Tax Cost of Debt Target Capital Structure¹ Debt / Total Capitalization 35.0% Equity / Total Capitalization 65.0% Cost of Equity Risk-Free Rate² 1.4% Levered Beta³ 1.44 Equity Risk Premium ⁴ 5.6% Cost of Equity 9.5% Cost of Debt Pre-Tax Cost of Debt 5.2% Tax Shield Percentage ⁵ 26.0% After-Tax Cost of Debt 3.8% Weighted-Average Cost of Capital 7.5% 0.50 0.75 1.00 1.25 1.50 1.75 2.00 Dec-15 Dec-16 Dec-17 Dec-18 Dec-19 Dec-20 1.44 1.65 1.01

13 Catalyst Valuation Evolution Unaffected Date (08 - Dec - 2020) 1 NTM EV/EBITDA Multiple NTM Adj. P / E Multiple LTM EV / EBITDA Multiple Source: Capital IQ and IBES estimates as of 08 - Dec - 2020. 1 Based on share price of $25.87 on unaffected date of 08 - Dec - 2020, denoting date prior to most recent 13D filing on 09 - Dec - 2020. Current Multiple (11 - Dec - 2020): 9.4x Current Multiple (11 - Dec - 2020): 19.7x EV/ LTM EBITDA 5Y Avg. 3Y Avg. 1Y Avg. 6M Avg. 3M Avg. 5Y

Δ 10th 25th 50th 75th 90th Catalyst 7.5x 7.2x 7.0x 6.5x 6.5x (0.7)x 5.9x 6.5x 7.6x 8.4x 9.2x Percentile NTM P/E 5Y Avg. 3Y Avg. 1Y Avg. 6M Avg. 3M Avg. 5Y Δ 10th 25th 50th 75th 90th Catalyst 13.6x 14.2x 13.3x 13.5x 12.3x 3.2x 9.5x 11.5x 13.8x 15.8x 17.3x Percentile 0.0x 5.0x 10.0x 15.0x Dec-2015 Oct-2016 Aug-2017 Jun-2018 Apr-2019 Feb-2020 Dec-2020 LTM EBITDA Multiple 7.5 x 0.0x 10.0x 20.0x 30.0x Dec-2015 Oct-2016 Aug-2017 Jun-2018 Apr-2019 Feb-2020 Dec-2020 NTM P/E Multiple 14.1 x